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                                                                    EXHIBIT 99.1

         For more information contact:
                  Shara Johnston, Corporate Relations Manager
                  WorldPort Communications, Inc.
                  (770) 792-5800
                  sjohnston@wrdp.com

         (July 15, 1999) - ATLANTA, Georgia -- WorldPort Communications, Inc. (NASDAQ: WRDP) today announced The Heico Companies, LLC has made an additional $15.0 million equity investment in WorldPort through the exercise of an option granted by WorldPort to Heico in January 1999 to purchase 283,206 shares of Series C Convertible Preferred Stock and the purchase of 141,603 shares of Series E Convertible Preferred Stock. Heico also received an option to acquire a new Series F Convertible Preferred Stock of the Company for an additional $15.0 million. This investment satisfies the conditions for the extension of the maturity date of WorldPort's bridge loan facility to August 18, 1999.

         The Series C Stock and Series E Stock is convertible into 10.865 shares of Common Stock per share. Upon issuance, the Series F Stock will be convertible at a conversion price of $4.00 per share of Common Stock, or 8.8275 shares of Common Stock per share.

         The Series C Preferred Stock carries 40 votes per share. The Series E and Series F Stock entitle the holder to vote on an as converted basis. As a result of the additional equity investment made today, Heico holds directly approximately 40% of the outstanding votes (41.5% if the Series F Stock were purchased). By virtue of a Shareholder Agreement among Heico, WorldPort and certain stockholders of WorldPort, Heico currently controls, with respect to certain matters, including acquisitions, incurrence of debt and the issuance or sale of equity securities, additional shares of capital stock of the Company representing approximately 31% of WorldPort's outstanding votes after the investment completed today.

         Proceeds from the equity investment will be utilized for working capital and other general corporate purposes.

         WorldPort had no comment on the public announcements of the filing of shareholder class action lawsuits against the Company, as it has not received or reviewed any such filings.


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About WorldPort Communications

         WorldPort Communications, Inc., headquartered in Atlanta, Georgia
(USA), provides international telecommunications and Internet services primarily to ISPs, long distance carriers, medium and large corporate customers in Europe and North America. WorldPort offers domestic and international voice, data, video, Internet and other telecommunication services over a network of terrestrial and undersea cables, switches, and other network equipment and through interconnection agreements with major carriers in Europe and North America. For more information, please visit the WorldPort web site at www.wrdp.com.

         This press release contains certain forward-looking statements which can sometimes be identified by the use of forward-looking words such as "may," "will," "anticipate", "plan," "estimate," "expect" or "intend." These statements are subject to known and unknown risks, uncertainties and other factors, including, but not limited to, the Company's limited operating history, history of operating losses, substantial indebtedness and substantial capital requirements, that could cause actual results to differ materially from those contemplated by the statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company's financial results may be found in the Company's public filings with the Securities and Exchange Commission. Certain of such filings may be accessed through the Securities and Exchange Commission's web site, http://www.sec.gov.


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